Exhibit 99

March 17, 2005

Cintas Corporation Reports Third Quarter Sales and Profits

•	Rental Organic Growth Accelerates to 7.5 percent, adjusted for 1 less workday
•	Other Services Revenue rises over 15 percent
•	Gross Margins improve despite higher energy costs

CINCINNATI, March 17, 2005 — Cintas Corporation (Nasdaq:CTAS) today reported revenue for the third quarter of fiscal 2005 of $755 million, an 8.4 percent increase from the previous year’s third quarter revenue of $697 million. Net income of $71.3 million increased 7.3 percent from $66.5 million last year and earnings per share of $.41 increased 5 percent from $.39 last year.

Scott D. Farmer, President and Chief Executive Officer, stated, “We are pleased to report another solid quarter of performance. Our rental revenue grew 7.5 percent on an organic basis when adjusted for one less workday this quarter, up from an organic growth rate of 6.0 percent in the second quarter and 5.8 percent in the first quarter of this fiscal year. Other services revenue, which is primarily the sale of uniforms and first aid and safety products and services, rose 15.5 percent during the quarter, and 5.7 percent organically when adjusted for the one less workday. Total revenue for the company increased 8.4 percent on a reported basis and 7.1 percent on an organic basis when adjusted for the one less workday.”

Mr. Farmer continued, “Our revenue growth continues to accelerate as we add more new customers across all of our business divisions. Recently, we expanded our product and service offerings even further by adding fire protection services, such as fire extinguishers, and further expanding our new Document Management Division to include document storage. The product and service offerings we have today give us the opportunity to achieve our goal of providing a service to every business in the United States and Canada, which encompasses more than 14 million businesses. Today, we serve only 700,000 of those businesses. We are truly expanding into a broader-based business services company as reflected in the recent change in our tagline from “Cintas, The Uniform People” to “Cintas, The Service Professionals”.

Mr. Farmer said, “For the quarter, our gross margins were a solid 42.6 percent versus 42.4 percent of revenue in the third quarter last year. This was achieved despite higher energy prices. In the quarter, selling, general and administrative costs increased to 27.0 percent from 26.5 percent of revenue in the third quarter last year, primarily as a result of continuing to increase our investment in sales and marketing programs and higher healthcare benefit costs.”

Strong Balance Sheet

The Company’s balance sheet continues to strengthen. Debt to total capitalization was 18.5 percent as of February 28, 2005, versus 21.8 percent as of February 29, 2004. Cash and marketable securities climbed to $368 million as of February 28, 2005, compared to $249 million a year ago, or a 48 percent increase. Total shareholders’ equity was $2.1 billion as of February 28, 2005.

Outlook

Mr. Farmer commented, “We have tightened our guidance for the remainder of fiscal 2005, which is within the guidance we provided at the beginning of this fiscal year. For fiscal 2005, which ends May 31, 2005, our forecast is for revenue to be in a range of $3.05 to $3.07 billion compared to fiscal 2004‘s revenue of $2.81 billion. Our guidance for earnings per share is $1.71 to $1.75 compared to $1.58 for fiscal 2004.”

About Cintas

Headquartered in Cincinnati, Cintas Corporation provides highly specialized services to businesses of all types throughout North America. Cintas designs, manufactures and implements corporate identity uniform programs, and provides entrance mats, restroom supplies, promotional products, first aid and safety products, fire protection services and document management services for approximately 700,000 businesses. Cintas is a publicly held company traded over the Nasdaq National Market under the symbol CTAS, and is a Nasdaq-100 company and component of the Standard & Poor’s 500 Index. The Company has achieved 35 consecutive years of growth in sales and earnings, to date.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. Forward-looking statements may be identified by words such as estimates, anticipates, projects, plans, expects, intends, believes, should and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ from those set forth in this news release. Factors that might cause such a difference include the possibility of greater than anticipated operating costs, lower sales volumes, the performance and costs of integration of acquisitions, fluctuations in costs of materials and labor, costs and possible effects of union organizing activities, outcome of pending environmental matters, the cost, results and timely completion of assessment and remediation of internal controls for financial reporting required by the Sarbanes-Oxley Act of 2002, the initiation or outcome of litigation, higher assumed sourcing or distribution costs of products and the reactions of competitors in terms of price and service. Forward-looking statements speak only as of the date made. Cintas undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date on which they are made.

For additional information, contact:

William C. Gale, Senior Vice President-Finance and Chief Financial Officer--513-573-4211

Karen L. Carnahan, Vice President and Treasurer--513-573-4013

Cintas Corporation
Consolidated Condensed Statements of Income
(Unaudited)
(In thousands except per share data)

	Three Months Ended			Nine Months Ended
	Feb. 28, 2005	Feb. 29, 2004	% Chng.	Feb. 28, 2005	Feb. 29, 2004	% Chng.
Revenue:
Rentals	$582,619	$547,474	6.4	$1,748,086	$1,634,334	7.0
Other services	172,622	149,466	15.5	509,951	441,571	15.5

Total revenue	$755,241	$696,940	8.4	$2,258,037	$2,075,905	8.8

Costs and expenses (income):
Cost of rentals	$320,724	$303,471	5.7	$961,767	$906,951	6.0
Cost of other services	113,063	97,758	15.7	340,023	292,358	16.3
Selling and administrative expenses	203,912	185,019	10.2	597,152	538,103	11.0
Interest income	(2,149)	(806)	166.6	(4,785)	(1,779)	169.0
Interest expense	6,499	5,958	9.1	18,550	19,306	-3.9
Write-off of loan receivable	--	--	N/A	--	4,343	N/A

Total costs and expenses	$642,049	$591,400	8.6	$1,912,707	$1,759,282	8.7

Income before income taxes	$113,192	$105,540	7.3	$345,330	$316,623	9.1
Income taxes	41,860	39,047	7.2	127,772	117,146	9.1

Net income	$71,332	$66,493	7.3	$217,558	$199,477	9.1

Per share data:
Basic earnings per share	$0.42	$0.39	7.7	$1.27	$1.17	8.5
Diluted earnings per share	$0.41	$0.39	5.1	$1.26	$1.16	8.6

Basic shares outstanding	171,802	171,088		171,629	170,847
Diluted shares outstanding	172,790	172,684		172,700	172,215

CINTAS CORPORATION SUPPLEMENTAL DATA

	Three Months Ended			Nine Months Ended
	Feb. 28, 2005	Feb. 29, 2004	% Chng.	Feb. 28, 2005	Feb. 29, 2004	% Chng.
Rental gross margin	45.0%	44.6%		45.0%	44.5%
Other services gross margin	34.5%	34.6%		33.3%	33.8%
Total gross margin	42.6%	42.4%		42.3%	42.2%
Net margin	9.4%	9.5%		9.6%	9.6%

Depreciation and amortization	$37,121	$35,861	3.5	$110,185	$107,195	2.8
Capital expenditures	$27,093	$27,998	-3.2	$100,956	$85,019	18.7

Debt to total capitalization	18.5%	21.8%		18.5%	21.8%

Cintas Corporation
Consolidated Condensed Balance Sheets
(Unaudited)
(In thousands except share data)

	Feb. 28, 2005	Feb. 29, 2004
ASSETS
Current assets:
Cash and cash equivalents	$71,860	$113,752
Marketable securities	295,929	135,106
Accounts receivable, net	300,819	276,718
Inventories, net	216,363	207,816
Uniforms and other rental items in service	298,499	291,568
Prepaid expenses	8,783	8,072

Total current assets	1,192,253	1,033,032

Property and equipment, at cost, net	807,222	782,318

Goodwill	871,094	756,118
Service contracts, net	145,576	137,988
Other assets, net	39,378	45,548

	$3,055,523	$2,755,004

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$57,064	$48,902
Accrued liabilities	215,712	186,275
Income taxes:
Current	56,977	33,355
Deferred	43,903	54,263
Long-term debt due within one year	10,162	22,250

Total current liabilities	383,818	345,045

Long-term debt due after one year	462,202	482,576

Deferred income taxes	128,599	116,651

Shareholders' equity:
Preferred stock, no par value: 100,000 shares
authorized, none outstanding	--	--
Common stock, no par value: 425,000,000 shares
authorized, 172,068,973 and 171,174,295 shares
issued and outstanding, respectively	113,357	87,784
Retained earnings	1,953,137	1,717,914
Other accumulated comprehensive income (loss):
Foreign currency translation	15,813	6,728
Unrealized loss on derivatives	(1,403)	(1,694)

Total shareholders' equity	2,080,904	1,810,732

	$3,055,523	$2,755,004

Cintas Corporation
Consolidated Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended
	Feb. 28, 2005	Feb. 29, 2004
Cash flows from operating activities:

Net income	$217,558	$199,477

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	89,459	87,808
Amortization of deferred charges	20,726	19,387
Deferred income taxes	1,449	20,884
Change in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable	(12,119)	4,151
Inventories	(27,143)	25,965
Uniforms and other rental items in service	(252)	10,533
Prepaid expenses	(1,319)	(476)
Accounts payable	3,476	(5,556)
Accrued compensation and related liabilities	(185)	844
Accrued liabilities	(24,816)	(19,409)
Income taxes payable	21,391	16,828

Net cash provided by operating activities	288,225	360,436

Cash flows from investing activities:

Capital expenditures	(100,956)	(85,019)
Proceeds from sale or redemption of marketable securities	35,099	32,174
Purchase of marketable securities	(164,065)	(141,860)
Acquisitions of businesses, net of cash acquired	(82,186)	(49,836)
Other	(1,877)	9,695

Net cash used in investing activities	(313,985)	(234,846)

Cash flows from financing activities:

Repayment of long-term debt	(7,264)	(53,334)
Stock options exercised	3,844	6,360
Other	13,683	2,897

Net cash provided by (used in) financing activities	10,263	(44,077)

Net (decrease)/increase in cash and cash equivalents	(15,497)	81,513
Cash and cash equivalents at beginning of period	87,357	32,239

Cash and cash equivalents at end of period	$71,860	$113,752